Exhibit 99.1

AITX Launches Artificial Intelligence Powered Chatbot for Investor Relations

Detroit, Michigan, May 19, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions today announced the deployment of the first of three artificial intelligence powered large language models to enhance investor engagement and provide simplified access for investor’s due diligence and fact-checking as it relates to $AITX.

The Company revealed its plans to utilize advanced OpenAI Large Language Model technology across its various online platforms in a press release on May 4, 2023. GPT, short for Generative Pre-trained Transformer, is a powerful AI language model developed by OpenAI. GPT-4, the latest version, is known for its exceptional ability to understand and generate human-like text, making it ideal for a wide range of applications.

The initial deployment is located on the Company’s website aitx.ai. On the site, visitors will engage with RADDOG™ performing the duties of chat moderator and curator of all requested, publicly available, Company information.

“This should be a valuable and helpful tool for investors, followers and all interested parties, looking for reliable data on AITX,” said Steve Reinharz, CEO of AITX. “Ensuring easy access to company information is a responsibility we take seriously, and this AI chatbot will help considerably. It will be fascinating to see how it gets better in the coming months as we start giving it transcribed weekly videos and more data.”

In the near future, the Company will be rolling out additional GPT solutions including:

Sales and Prospect Aid (SPA): SPA will offer an intelligent, AI-assisted platform for RAD’s sales team, accelerating the sales process and enhancing customer relationships using existing resources. By providing real-time support and tailored solutions, SPA could empower AITX sales representatives to close deals more efficiently and effectively.

Technical Troubleshooting and Support (TTS): TTS is a powerful AI-driven technical assistance platform designed to provide instant, accurate solutions to the technical challenges that RAD’s clients may face. With TTS, the Company aims to minimize downtime and maximize productivity for its clients.

Reinharz added “It’s foreseeable that every company, every website in the future will be supported by these advanced AI tools. We are pleased to be one of the first to fully implement these to the benefit our of investors, clients, and followers.”

AITX’s embrace of GPT technology serves as a testament to the Company’s unwavering dedication to leading the charge in AI-driven solutions. Moreover, the implementation of GPT technology is projected to elevate customer satisfaction by delivering enhanced capabilities and tailored experiences. Furthermore, AITX’s pioneering approach sets the stage for continuous innovation and breakthroughs in the ever-evolving AI industry.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication, including the deployment of artificial intelligence powered large language models, should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz